Exhibit 10.18

In May and June 2011 (the “Loan Date”), the Company made a series of loans in the aggregate amount of $296,275 (collectively, the “Loan”) to Marlex Pharmaceuticals Inc. (“Marlex”).  The Loan is due on demand and is unsecured.  The management of Marlex has given its assurances that the Loan will be repaid within twelve months of the date the Company made the Loan to Marlex.

If Marlex neglects, fails or refuses to close on the Company’s acquisition of Marlex within ninety (90) days after the Trigger Event (as defined below) occurs (subject to an extension of up to 60 days in the event that the Company requires time to meet filing requirements of the SEC), then the Loan shall become immediately due and payable with 3.5% simple interest per annum accrued retroactively from the Loan Date.

For the purposes of the loan, the “Trigger Event” is the date on which the last of the following events occur:

(i) the Company’s registration statement on Form S-1 (SEC File No. 333-174831) is declared effective;

(ii) Marlex delivers to the Company a valuation of Marlex’s business prepared by a business valuation expert; and

(iii) Marlex delivers 2010 audited financial statements along with unaudited financial statements for the most recent interim period.

If the Company closes its acquisition of Marlex, then at such closing the Loan will be converted into a capital contribution to Marlex by the Company.